UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2026

OMNIAB, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40720	98-1584818
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 600
Emeryville
CA	94608
(Address of principal executive offices)	(Zip Code)
(510) 250-7800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OABI	The Nasdaq Global Market
Warrants to purchase common stock	OABIW	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 13, 2026, Amechi Nwachuku was appointed as the Chief Operating Officer of OmniAb, Inc. (the “Company”).
Mr. Nwachuku, 51, is a global life sciences executive with more than two decades of leadership experience spanning life sciences tools, biotechnology, diagnostics, pharmaceuticals, medical devices, and consumer health. Most recently, from May 2024 to April 2025, Mr. Nwachuku served as Vice President, Global Commercial, Genetic Sciences at Thermo Fisher Scientific. From August 2021 to June 2023, he served as Senior Vice President, Global Commercial at SCIEX, a Danaher Corporation operating company and from January 2019 to August 2021, he served as Vice President, Commercial Management for Eastern Europe and the Middle East at Beckman Coulter Diagnostics, another Danaher operating company. From August 2016 to December 2018, Mr. Nwachuku served as Regional Vice President for the Johnson & Johnson Diabetes Care Companies. From 2006 to 2016, he held a series of leadership roles at Bayer. Mr. Nwachuku holds an M.B.A from the MIT Sloan School of Management and a B.S. in Chemical Engineering from the Massachusetts Institute of Technology.
In connection with his appointment as Chief Operating Officer, Mr. Nwachuku entered into an offer letter with the Company, setting forth the terms of his employment. Mr. Nwachuku’s initial annual base salary will be $445,000 and he will be eligible for an annual target bonus equal to 45% of his annual base salary, which annual bonus will be prorated for 2026. Mr. Nwachuku also received a signing bonus of $20,000. Regardless of the manner in which Mr. Nwachuku’s employment terminates, he will be entitled to receive amounts previously earned during his term of employment, including unpaid salary and accrued but unused vacation.
Also in connection with his commencement of employment, effective August 1, 2026, the Company granted to Mr. Nwachuku stock options to purchase 800,000 shares of the Company’s common stock. The stock options vest over a four year vesting schedule, with 12.5% of the stock options vesting on the six-month anniversary of the date of grant and the remaining stock options vesting in equal monthly installments thereafter, subject to Mr. Nwachuku’s continued employment or service through the applicable vesting date. The stock options were granted under the Company’s 2022 Incentive Award Plan, and have an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on the date of grant.
Mr. Nwachuku will be a participant in the OmniAb, Inc. Severance Plan (the “Severance Plan”), which provides severance payments upon an involuntary termination of employment without cause. However, if, as a result of his involuntary termination by us without “cause,” Mr. Nwachuku would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, he will not be eligible for benefits under the Severance Plan.
Under the terms of the Severance Plan, Mr. Nwachuku will be eligible to receive (1) an amount equal to his base salary for the severance period, which period will be equal to two months plus one week for each year of service as of the date of termination and (2) continued health coverage at the same cost as was in effect at the date of termination throughout such severance period, provided that he elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following Mr. Nwachuku’s termination of employment, subject to his execution of a general release of claims acceptable to the Company.
In addition, Mr. Nwachuku has entered into a change in control severance agreement pursuant to which he will be entitled to certain severance benefits. Under the terms of the change in control severance agreement, in the event Mr. Nwachuku’s employment is terminated by the Company without cause or he resigns for good reason within 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to:
•one times the annual rate of base salary in effect for Mr. Nwachuku at the time of involuntary termination; plus
•one times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve multiplied by the monthly premium Mr. Nwachuku would be required to pay for continued health coverage for himself and his eligible dependents.

The foregoing severance amount will be payable in a lump sum following Mr. Nwachuku’s termination of employment, subject to his execution of a general release of claims acceptable to the Company.
The change in control severance agreement also provides that all of Mr. Nwachuku’s outstanding stock awards, the vesting of which are solely time-based and not subject to the satisfaction of performance conditions, will vest in the event of such a termination. In addition, the post-termination exercise period of Mr. Nwachuku’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIAB, INC.

Date: July 13, 2026	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Chief Legal Officer and Secretary